Exhibit 99
JOINT FILER INFORMATION

Name:    Draper Fisher Management Company IV, LLC

Address:   2882 Sand Hill Road, Suite 150
    Menlo Park, CA 94025

Relationship to Issuer:  10% owner of issuer in the capacity as being general partner of Draper Fisher Associates Fund IV, L.P.

Designated Filer:  Draper Fisher Associates Fund IV, L.P.

Issuer and Ticker Symbol: Digital Impact, Inc.  (NASDAQ:DIGI)

Date of Event Requiring
Statement:   December 14, 2004

December 15, 2004_____________ Draper Fisher Management Company IV, LLC
Date

 By: _____/s/ Timothy C. Draper___________
  Timothy C. Draper
  Managing Director

The reporting person disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.